SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 15, 2002

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 9.        Regulation FD Disclosure.

        Pavilion Bancorp, Inc. issued a press release dated October 15, 2002 announcing the resignation of President and Chief Executive Officer Patrick K. Gill effective October 31, 2002. The release also announced that a search has been initiated for Mr. Gill's replacement, that Douglas L. Kapnick, Chairman of Pavilion Bancorp, Inc. has been named Interim President and Chief Executive Officer of both Pavilion Bancorp, Inc. and its subsidiary, the Bank of Lenawee, and that Pamela S. Fisher, Senior Vice President, has been named Chief Operating Officer and will assume responsibility for daily operations.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 15, 2002	PAVILION BANCORP, INC. (Registrant)
	By:	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

EXHIBIT INDEX

99.1            Pavilion Bancorp, Inc. Press Release Dated October 15, 2002.

EXHIBIT 99.1

For Immediate Release
October 15, 2002

News For: Contact:	Pavilion Bancorp, Inc. Patrick K. Gill, President and CEO 517.266.5000 pgill@pavilionbancorp.com

President and Chief Executive Officer Announces Resignation

ADRIAN, MICHIGAN: The Board of Directors of Pavilion Bancorp, Inc., holding company for the Bank of Lenawee and the Bank of Washtenaw, has announced the resignation of President and Chief Executive Officer Patrick K. Gill effective October 31, 2002. Mr. Gill has accepted the position of President and Chief Executive Officer of western Michigan-based O.A.K. Financial Corporation and its subsidiary, the Byron Center State Bank.

Mr. Gill joined the Bank of Lenawee as Executive Vice President in early 1992. In July 1994, Mr. Gill was promoted to President and Chief Operating Officer of the Bank of Lenawee and the holding company. In January 1997, Mr. Gill was named Chief Executive Officer of both companies. During Mr. Gill's tenure, the Bank of Washtenaw was formed and total corporate assets have nearly doubled. In addition, shareholder value, as measured by split-adjusted price per share, has increased by 72 percent.

The Board has initiated a search for Mr. Gill's replacement. Douglas L. Kapnick, Chairman of Pavilion Bancorp, Inc. has been named Interim President and Chief Executive Officer of both the holding company and the Bank of Lenawee. Pamela S. Fisher, Senior Vice President, has been named Chief Operating Officer and will assume responsibility for daily operations.

Pavilion Bancorp, Inc. is traded on the OTC Bulleting Board under the symbol PVLN. Several brokerage firms make a market in the stock.

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